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                                                                  EXHIBIT 99.1
PRESS RELEASE

OTG SOFTWARE ACQUIRES UNITREE SOFTWARE, BRINGING STORAGE VIRTUALIZATION TO UNIX AND LINUX PLATFORMS, AND TRANSPARENT ACCESS TO STORAGE DEVICES FOR ORACLE AND IBM DATABASES

ROCKVILLE, Md., July 26 /PRNewswire/ -- In a strategic technology transaction, OTG Software, Inc. (Nasdaq: OTGS - news), a leading provider of online data storage, data access and email management software solutions, has acquired UniTree Software, Inc., a provider of advanced technology for UNIX and Linux-based data storage and database storage management. Under the terms of this acquisition, OTG has acquired privately held UniTree for approximately $20 million, through a combination of $6 million in cash, common stock and promissory notes. This acquisition is expected to be neutral to combined financial statements in 2001, and nominally accretive to the combined financial statements by the end of 2002.

Additional details will be disclosed during OTG's 2nd quarter earnings financial conference call on July 26, 2001.

With this acquisition, OTG believes it has effectively doubled its addressable market by penetrating the UNIX and Linux storage markets. According to Gartner/Dataquest, the market for UNIX-based storage software is expected to grow at a 32% CAGR to $8B in 2005 and IDC estimates the growth rate of the Linux storage management software market at a 60% CAGR.

With the UniTree database technology, OTG believes it will be first to market with its transparent database storage management solution for Oracle and IBM DB2 databases. This new solution intelligently segments and migrates data to less expensive storage media while uniquely providing seamless access. With the tremendous growth in data warehousing, CRM, ERP and other database-centric applications, OTG will now have new opportunities to target enterprise customers and significant alliances.

OTG believes that UniTree's product set also encompasses the broadest reach among any similar technologies today, addressing 70% of the UNIX market with support for Sun Solaris, HP-UX, Compaq TRU64, SGI IRIX and Red Hat Linux.

"UniTree has seven years of technology development in its UNIX-based storage software, which complements OTG's nine years of product and channel success in the Windows environment," said Richard Kay, president and CEO of OTG Software. "With our recent acquisition of Smart Storage, we added UNIX storage technology primarily for the departmentally focused CD/DVD market. With UniTree, we have significantly expanded our UNIX/Linux market opportunities by adding high-end optical and tape storage solutions that scale to petabytes of data."

OTG has already integrated portions of UniTree's technology into its current DiskXtender UNIX Edition and Linux Edition products. By acquiring this technology and bringing aboard UniTree's talented staff of approximately twenty people, OTG will utilize the same successful integration



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approach that it has employed in its prior acquisitions of xVault and Smart
Storage.

"Since 2000, we have been part of a successful relationship with OTG focused on their DiskXtender solutions for UNIX and Linux," said Mark Saake, CEO of UniTree. "Now, by becoming part of OTG, we can more effectively bring our proven database and file system products to the market, while concentrating on developing next-generation solutions for UNIX and Linux data management."

About UniTree Software

UniTree develops storage software solutions that cost-effectively manage growing volumes of data. UniTree supports multiple hardware platforms including Sun, SGI, Compaq, Hewlett-Packard and Linux using a host of tape and optical libraries from companies including StorageTek, ADIC, HP, Exabyte, Sony and others.

Headquartered in the greater Silicon Valley, California, UniTree maintains sales offices in Denver, Colorado, Washington, DC and at its European operation near London, England.

About OTG Software

Headquartered in Rockville, Maryland, OTG Software is a leading provider of online storage management and access solutions, including EmailXtender(TM), its patent-pending dynamic email management solution. OTG's software enables enterprises to store, track and retrieve data over a variety of network architectures, including the Web and storage area networks. Through its application-centric product suite, OTG offers a Web and e-commerce solution that provides robust functionality across many industries. OTG empowers storage by combining storage with access and email management. OTG's products support over 750 storage devices, are easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide network storage system. OTG Software's products are used by over 15,000 organizations worldwide and are available through a network of over 450 VARs, distributors, and OEMs. For more information, visit the company's web site at http://www.otg.com or call 800-324-4222.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as "anticipates," "believes," "could," "estimate," "expect," "intend," "may," "might," "should," "will," and "would" and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There may be events in the future that we are not able to predict or control accurately, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (i) the ability to recruit and retain qualified



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technical and other personnel in a highly competitive market, (ii) market acceptance of our new and future products, (iii) the growth and adoption rate of Windows NT, Windows 2000, UNIX and Linux (iv) growing competition and (v) our ability to maintain and manage our growth. We undertake no obligation to update or supplement this information. For additional information regarding risk factors that could affect our future results, please refer to the discussions of "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 7, 2001, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001.